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                                                                      Exhibit 99

                         PLD Telekom Inc. Press Release

Contacts:          United States:                 UK:

                  Thomas C. Franco                Tim Thompson
                  James O'Brien                   44 (0) 171 730-3999
                  (212) 229-2222

FOR IMMEDIATE RELEASE

                SHAREHOLDERS OVERWHELMINGLY APPROVE PLD TELEKOM'S
                              U.S. REINCORPORATION

               Move Provides Financing and Organizational Benefits


NEW YORK, March 3, 1997 -- PLD Telekom Inc. (NASDAQ:PLDI;TSE:PLD) provider of local, long distance and international telecommunications services in the Russian Federation and Kazakstan, announced today that it has changed its corporate domicile from Canada to the United States.

         PLD shareholders overwhelmingly approved the reincorporation at a special meeting of shareholders held on February 27, 1997, and the move was subsequently effected by filings with the Ontario and Delaware regulatory authorities. Approximately 95% of the votes cast at that meeting were in favor of the reincorporation.

         The company stated that it had undertaken the move because:

         - the Company no longer has any operations in Canada, while the majority of its investor base, as well as its principal sources of financing, are in the U.S.;

         - being a U.S. corporation will improve access to capital markets and government-supported financing programs in the United States;

         - the Company would cease to be subject to the "passive foreign investment company" (or PFIC) provisions of the U.S. Internal Revenue Code, which had the potential to create significant adverse tax effects for shareholders in the United States; and

         - the Company would also cease to be subject to the provisions of the Business Corporations Act (Ontario) which require that that a majority of the board of directors be Canadian residents, and which have inhibited the Company's ability to diversify membership of its board.

         The Company also said that it will be making announcements over the next few months regarding re-organization of its corporate structure and management, with the objective of simplifying the former and integrating the latter better into its operating businesses, while improving the liaison between the Company and its shareholders.


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         The first step in the management re-organization is the opening of a
PLD representative office in St. Petersburg, Russia, and the appointment of Mr. Peter Owen Edmunds as the Company's Representative Director. Mr. Owen Edmunds was most recently Deputy General Director at PeterStar, one of PLD's operating businesses, having served as PeterStar's Sales and Marketing Director since 1992. He joined PeterStar as Project Manager prior to the commencement of operations and was a member of the team that helped formulate its development.

         PLD Telekom is a major provider, through its operating ventures, of high-quality local, long distance and international telecommunications services in the Russian Federation and Kazakstan. Its three principal businesses are:
PeterStar, which provides integrated local, long distance and international telecommunication services in St. Petersburg through a fully digital fiber-optic network; Technocom/Teleport, which provides international telecommunications services from Moscow and has launched a long distance service in the first group of cities of a planned pan-Russian Network; and BECET International, which provides the only national cellular service in Kazakstan.



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